Exhibit 99.1

Alaunos Therapeutics Announces Third Quarter 2023 Financial Results, Phase 1 Clinical Data and Continued Exploration of Strategic Alternatives

•	TCR-T Library Phase 1/2 trial achieved an 87% disease control rate of eight evaluable patients with metastatic, refractory solid tumors; TCR-T cell therapy was well tolerated in all treated patients

•	hunTR® discovered new HLA class I and class II restricted TCRs that recognize driver mutations, including KRAS and TP53

•	Company continues to explore potential strategic alternatives; cost-savings measures expected to extend cash runaway into the second quarter of 2024

HOUSTON, November 14, 2023 – Alaunos Therapeutics, Inc. (“Alaunos” or the “Company”) (Nasdaq: TCRT), today announced financial results for the third quarter ended September 30, 2023. As previously announced, the Company is exploring strategic alternatives with Cantor Fitzgerald & Co. as its strategic advisor. Alaunos continues to reduce spend and cost-savings measures taken to date are expected to extend its cash runway into the second quarter of 2024.

Operational & Corporate Update

Clinical Data from TCR-T Library Phase 1/2 Trial: Eight patients were treated and evaluated in the Company’s TCR-T Library Phase 1/2 Trial. Patients with pancreatic (3), colorectal (4) and non-small cell lung cancer (1) were treated, with certain of the pancreatic and colorectal patients also having lung metastases. Overall, the trial showed the Company’s T cells were well-tolerated in all evaluable participants with no dose-limiting toxicities (DLTs) and no immune effector cell-associated neurotoxicity syndrome (ICANS) were observed. All cytokine release syndrome (CRS) events were within grades 1-3 and were self-limiting or resolved with standard clinical management and, in some cases, a single dose of tocilizumab.

One patient with non-small cell lung cancer (NSCLC) achieved an objective partial response with six months progression-free survival. Six other patients achieved best overall response of stable disease. The total overall response rate was 13% and disease control rate was 87% in evaluable patients with advanced, metastatic, refractory solid tumors (see attached figure). Disease control was measured by objective responses and stable disease. Increased secretion of interferon-gamma relative to baseline was detected in all patients’ serum post-cell transfer suggesting recognition of the tumor by the infused TCR-T cells. Persistence of TCR-T cells in peripheral blood was detected in all evaluable patients at their last follow-up, including up to six months in one patient. Infiltration of TCR-T cells into the tumor was also detected in three samples where a fresh biopsy was collected suggesting homing to the tumor microenvironment. All patients have progressed or withdrawn from the trial and long-term follow-up is ongoing for a subset of patients with no further intervention per the treatment protocol. This trial established proof-of-concept that Sleeping Beauty TCR-T cells can result in objective clinical responses and recognize established tumors in vivo.

Despite the encouraging TCR-T Library Phase 1/2 Trial data, based on the substantial cost to continue development and the current financing environment, Alaunos announced in August 2023 that it would not pursue any further development of its clinical programs.

hunTR® TCR Discovery Platform Identifies Proprietary TCRs: Alaunos has discovered multiple proprietary TCRs targeting driver mutations through its hunTR® TCR discovery platform. In addition to TCRs that recognize KRAS and TP53 mutations similar to those licensed from the National Cancer Institute, the Company identified additional TCRs that bind to other driver mutations and TCRs that are restricted to additional HLAs. Alaunos believes that the hunTR® library has the potential to allow for the treatment of a large patient population.

Strategic Alternatives: The Company continues to explore strategic alternatives, which may include but are not limited to, an acquisition, merger, reverse merger, sale of assets, strategic partnerships, capital raises or other transactions. In connection with the strategic reprioritization, the Company has reduced its workforce by approximately 80% to date in order to streamline the organization and to maximize its cash runway.

Third Quarter Ended September 30, 2023, Financial Results

Collaboration Revenue: Collaboration revenue was $0 for the third quarter of 2023, compared to $2.9 million for the third quarter of 2022. The decrease was due to revenue earned under the Solasia License and Collaboration Agreement in 2022 that did not recur in 2023.

Research and Development Expenses: Research and development expenses were $3.7 million for the third quarter of 2023, compared to $7.9 million for the third quarter of 2022, a decrease of approximately 54%. The decrease was primarily due to lower program expenses of $0.8 million as a result of our wind-down of clinical activities, a $0.6 million decrease in employee-related expenses due to our reduced headcount, an accrual adjustment related to our de-prioritized clinical programs of $0.3 million and a $2.5 million milestone payment to MD Anderson in 2022 under the terms of our patent and technology license agreement that did not recur in 2023.

General and Administrative Expenses: General and administrative expenses were $3.6 million for the third quarter of 2023, compared to $3.3 million for the third quarter of 2022, an increase of approximately 9%. The increase was primarily due to higher consulting and professional services expenses of $0.9 million related to increased legal costs, partially offset by a $0.4 million decrease in employee-related expenses due to our reduced headcount and a $0.2 million decrease in insurance fees.

Restructuring Costs: Restructuring costs were $0.4 million for the third quarter of 2023, compared to $0 for the third quarter of 2022 due to severance expenses for terminated employees related to our strategic reprioritization announced in August 2023.

Property and Equipment and Right-of-Use Asset Impairment: Property and equipment and right-of-use asset impairment charges were $1.0 million for the third quarter of 2023, compared to $0 for the third quarter of 2022 due to changes in the intended use of our property and equipment and lease right-of-use asset following the announcement of our strategic reprioritization in August 2023.

Net Loss: Net loss was $8.5 million, or $(0.04) per share, for the third quarter of 2023, compared to a net loss of $8.9 million, or $(0.04) per share, for the third quarter in 2022.

Cash, Cash Equivalents and Restricted Cash: As of September 30, 2023, Alaunos had approximately $11.9 million in cash balances. The Company expects to have sufficient cash resources to fund operations into the second quarter of 2024 as a result of its ongoing strategic reprioritization.

About Alaunos Therapeutics, Inc.

Alaunos Therapeutics is a T-cell receptor (TCR) cell therapy company powered by its hunTR® (human neoantigen T-cell Receptor) discovery platform. hunTR® enables the rapid identification of wholly owned, proprietary TCRs. Using a proprietary high-throughput TCR screening process, hunTR® enables rapid functional validation of TCRs potentially allowing Alaunos to advance new TCRs from the lab to testing in the clinic. For more information, visit www.alaunos.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes” or other words or terms of similar meaning. These statements include, but are not limited to, statements regarding the Company’s ability to successfully implement its strategic reprioritization or realize any or all of the anticipated benefits once implemented and its ability to successfully consummate any strategic transactions; the completion and impact of the reduction in workforce; the planned renewed focus on the hunTR® TCR discovery platform and its success, including its ability to discover additional TCRs and the ability to monetize any newly discovered TCRs; the wind down of the TCR-T Phase 1/2 Library trial; the Company’s expected cash runway; and the results and potential of the TCR-T Phase 1/2 Library trial and the hunTR® discovery platform. Although the management team of Alaunos believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Alaunos, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, risks relating to volatility and uncertainty in the capital markets for biotechnology and cell therapy companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether the Company will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed successfully and on attractive terms or at all; whether our cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital requirements; changes in the Company’s operating plans that may impact its cash expenditures; the uncertainties inherent in research and development, future clinical data and analysis; the risks associated with reductions in workforce, including reduced morale and attrition of additional employees necessary for the strategic reprioritization; the Company’s exclusive focus on its hunTR® TCR discovery platform; the strength and enforceability of Alaunos’ intellectual property rights; competition from other pharmaceutical and biotechnology companies; and the potential delisting of the Company’s common stock from the Nasdaq Stock Market LLC, as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Alaunos, including those risks and uncertainties listed in the most recent periodic report filed by Alaunos with the Securities and Exchange Commission. Alaunos is providing this information as of the date of this press release, and Alaunos does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.

Investor Relations Contact:

ir@alaunos.com

Alaunos Therapeutics, Inc.

Statement of Operations

(In thousands except per share data)

	For the Three Months Ended September 30 (Unaudited)
	2023	2022
Collaboration revenue	$—	$2,911
Operating expenses:
Research and development	$3,656	$7,893
General and administrative	3,578	3,282
Restructuring costs	419	—
Property and equipment and right-of-use asset impairment	1,011	—
Total operating expenses	8,664	11,175
Loss from operations	(8,664)	(8,264)
Interest expense	—	(841)
Other income, net	188	254
Net loss	(8,476)	(8,851)
Basic and diluted net loss per share	$(0.04)	$(0.04)
Weighted average common shares outstanding, basic and diluted	240,046,026	215,098,995

Alaunos Therapeutics, Inc.

Selected Balance Sheet Data

(In thousands)

	September 30, 2023 (Unaudited)	December 31, 2022 (Audited)
Cash and cash equivalents	$11,944	$39,058
Restricted cash	$—	$13,938
Working capital, excluding restricted cash	$8,193	$15,695
Total assets	$19,440	$64,937
Total stockholders’ equity	$13,900	$38,555